                                                                   Exhibit 99.1


                                March 24, 1997



ESELCO, Inc.
Attention: William R. Gregory, President
  and Chief Executive Officer
725 East Portage Avenue
Sault Ste. Marie, MI  49733

Gentlemen:

     This letter (the "Letter of Intent") outlines the basic terms of the proposed acquisition by Wisconsin Energy Corporation ("WEC") of all the outstanding shares of common stock of ESELCO, Inc. ("ESELCO"), including all options and shares of Restricted Stock (the "Shares"), on the terms and conditions set forth in this Letter of Intent (the "Transaction"). This Letter of Intent has been approved by the Board of Directors of ESELCO. The parties acknowledge that WEC is a party to an Amended and Restated Agreement and Plan of Merger with Northern States Power Company ("NSP") and other parties dated as of April 28, 1995 as amended and restated on July 26, 1995 (the "Primergy Agreement"). Upon the closing of the transactions described in the Primergy Agreement, WEC and NSP will enter into a business combination, WEC's name will be changed to Primergy Corporation and Primergy Corporation will continue to be bound by the terms of this Letter of Intent, provided that the accomplishment of the closing of the transactions described in the Primergy Agreement is not a condition to the closing of the Transaction described in this Letter of Intent.

     The Transaction will be accomplished as follows:

     1.   FORM OF TRANSACTION.   The Transaction is proposed to be
accomplished by a tax-free merger of ESELCO with a subsidiary of WEC.

     2. CONSIDERATION. In connection with the effectiveness of the Transaction, all of the Shares will be converted into shares of WEC common stock based on a value of $44.50 (the "Per Share Value") for each of the Shares. ESELCO has informed WEC that, following ESELCO's 3% stock dividend which was declared on March 13, 1997, there will be 1,593,765 Shares outstanding which results in a total value in the Transaction for all of the Shares of $70,922,542. The exact number of shares of WEC common stock to be issued in the

ESELCO, Inc.
Attention: William R. Gregory, President
 and Chief Executive Officer
March 24, 1997
Page 2



Transaction will be determined by dividing the Per Share Value by the average of the closing prices of WEC Common Stock as reported in The New York Stock Exchange-Composite Transactions on each of the ten (10) consecutive trading days immediately preceding the Closing Date.

     3.   INVESTIGATION.

          (a) ACCESS. ESELCO hereby grants to WEC, and the agents, accountants, attorneys and representatives of WEC, reasonable access, upon reasonable notice and during normal business hours, to all of the books, records, financial statements, facilities, key personnel and other documents and materials relating to ESELCO's financial condition, assets, liabilities and business.

          (b) MERGER AGREEMENT. The execution of the definitive Merger Agreement described below is subject to a complete legal, financial and business review by WEC of the financial condition, assets, liabilities and business of ESELCO.

          (c) CONFIDENTIALITY AGREEMENT. The existing Confidentiality Agreement between ESELCO and WEC dated January 16, 1997 shall remain in full force and effect.

    4.   MERGER AGREEMENT

         (a) PREPARATION. The parties will negotiate and prepare a mutually acceptable Merger Agreement and other appropriate agreements containing representations, warranties, agreements, conditions and indemnities normally associated with transactions similar to the Transaction, including:

               (i) APPROVALS. A condition to the obligations of all parties that all applicable filings, consents and expirations of waiting periods required by law, regulatory authorities or presently existing contracts shall have been obtained, including any required approvals of the Michigan Public Service Commission, the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the Public Service Commission of Wisconsin, NSP and the completion of any required Hart-Scott-Rodino filings and the expiration or early termination of all applicable waiting periods thereunder.

ESELCO, Inc.
Attention: William R. Gregory, President
 and Chief Executive Officer
March 24, 1997
Page 3


               (ii) SHAREHOLDER APPROVAL. A condition to the obligations of WEC and ESELCO that all necessary Shareholder approvals shall have been obtained by ESELCO.

               (iii) BOARD APPROVALS. A condition to the obligations of WEC and ESELCO that the Board of Directors of each of WEC and ESELCO shall have approved the definitive Merger Agreement described below.

               (iv) TAX STATUS; POOLING. A condition to the obligations of WEC and ESELCO that reasonable assurances have been received that the Transaction is a tax-free reorganization and that the Transaction will be accounted for as a pooling of interests.

               (v) FAIRNESS OPINION. A condition to the obligations of WEC and ESELCO that the Board of Directors of ESELCO shall have received an opinion of ESELCO's financial advisor to the effect that the terms of the Transaction are fair to the Shareholders of ESELCO from a financial point of view.

               (vi) NO ESELCO CHANGE. A condition to WEC's obligation that there shall be: (A) no material adverse changes in the financial condition, property, business, operations, results of operations or prospects of ESELCO; and (B) no more than 1,593,765 Shares outstanding on the Closing Date.

               (vii) NO WEC CHANGE. A condition to ESELCO's obligation that there shall be no material adverse changes in the consolidated financial condition, property, business, operations, results of operations or prospects of WEC, except that the status of the transactions described in the Primergy Agreement shall not be considered by ESELCO pursuant to this condition.

          (b) SIGNING. WEC will cause its counsel to immediately prepare the first draft of the definitive Merger Agreement. It is anticipated that the definitive Merger Agreement will be signed as soon as possible, but in any event on or prior to May 15, 1997.

     5.   OTHER TRANSACTIONS.

          (a) DEFINITIONS. As used in this Letter of Intent, the following terms shall have the meanings specified:

ESELCO, Inc.
Attention: William R. Gregory, President
 and Chief Executive Officer
March 24, 1997
Page 4


               (i)  "Company" shall mean ESELCO or any of its subsidiaries.

               (ii) "Other Offer" shall mean any inquiry, proposal or offer relating in any manner to an Other Transaction.

               (iii) "Other Transaction" shall mean any of the following on or prior to June 1, 1997, other than the Transaction with WEC as contemplated by this Letter of Intent: (A) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or other similar transaction involving the Company; (B) a sale, transfer or other disposition of all or a significant portion of the assets of the Company in a single transaction or series of related transactions; (C) a sale of, or tender offer or exchange offer for, or acquisition by any person or group of beneficial ownership of, a substantial interest in the outstanding capital stock of the Company in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

               (iv) "Special Event" shall mean any of the following to occur on or prior to June 1, 1997: (A) a person unrelated to WEC has consummated, or has publicly announced or proposed (and subsequently consummates after June 1, 1997), an Other Transaction; or (B) a person unrelated to WEC has consummated an Other Transaction or the Company has entered into an agreement with respect to an Other Transaction; or (C) ESELCO shall have terminated this Letter of Intent for the purpose of pursuing an Other Offer or Other Transaction.

          (b)   TERMINATION OF DISCUSSIONS.   ESELCO shall immediately cease
and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of this Letter of Intent with respect to any Other Transaction, except that ESELCO may notify such other parties that the discussions and negotiations are terminated.

          (c) NON SOLICITATION. ESELCO shall not, and shall not permit its subsidiaries or officers, directors, employees, agents or other representatives of the Company (including, without limitation, any investment banker, attorney or accountant retained or engaged by the Company) to, solicit, initiate, facilitate, encourage, negotiate with respect to, discuss or agree to, any

ESELCO, INC.
Attention: William R. Gregory, President
 and Chief Executive Officer
March 24, 1997
Page 5

Other Offer or any Other Transaction, except to the extent required by the fiduciary duties of the Company's officers and Board of Directors under applicable law if so advised by a written opinion of outside counsel. ESELCO shall notify WEC orally and in writing within twenty-four (24) hours following receipt by the Chairman of the Board or President of ESELCO of any Other Offer, including the terms and conditions of any such Other Offer and the person making such Other Offer, except to the extent that ESELCO may be prohibited from so doing by a contract entered into prior to the date of this Letter of Intent. ESELCO shall give WEC five (5) calendar days prior notice and an opportunity to negotiate with ESELCO before entering into, executing or agreeing to any Other Offer or Other Transaction. Nothing in this Section 5 of this Letter of Intent shall prohibit ESELCO from taking and disclosing to ESELCO's stockholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, with respect to an Other Transaction by means of a tender offer.

          (d) TERMINATION. ESELCO may, by notice to WEC at any time prior to the effective time of the Transaction described in this Letter of Intent, terminate this Letter of Intent if the Company enters into, executes or agrees to an Other Offer or Other Transaction following a determination by the Board of Directors of ESELCO on the written advice of counsel that such action is required by its fiduciary duties under applicable law and compliance by ESELCO with the provisions of Section 5(c) of this Letter of Intent.

          (e) SPECIAL FEE. In order to induce WEC to enter into this Letter of Intent and to compensate WEC for the time and expenses incurred in connection with this Letter of Intent and the Transaction described in this Letter of Intent and the losses suffered by WEC from foregone opportunities, ESELCO shall pay $2,000,000 to WEC in immediately available funds promptly after the occurrence of a Special Event.

          (f) NOTICES. Any notices by ESELCO to WEC pursuant to this Section 5 of this Letter of Intent shall: (i) if made orally, be made to any one of the following: Richard A. Abdoo at 414-221-2118 or David K. Porter at 414-221-2500 or Patrick M. Ryan at 414-277-5181; and (ii) if made in writing, be made by telecopy to all of the following: Richard A. Abdoo at 414-221-2172 and David K. Porter at 414-221-2732 and Patrick M. Ryan at 414-271-3552.

ESELCO, Inc.
Attention: William R. Gregory, President
 and Chief Executive Officer
March 24, 1997
Page 6

    6. PUBLICITY. The parties each agree that they will not make public statements regarding the Transaction contemplated by this Letter of Intent without first consulting the other party hereto in order that such public statement may be jointly issued by the parties, except to the extent required by law.

    7. LETTER OF INTENT. This letter is intended to be, and shall be construed only as, a Letter of Intent and is not and shall not be a binding agreement and the respective rights and obligations of WEC and ESELCO remain to be defined in the definitive Merger Agreement, into which this Letter of Intent and all prior discussions shall merge; provided that: (a) the obligations of ESELCO under Sections 3(a), 3(c), 5 and 6 of this Letter of Intent shall be binding upon ESELCO when this Letter of Intent shall be executed by the parties; and (b) the obligations of WEC under Sections 3(c) and 6 of this Letter of Intent shall be binding upon WEC when this Letter of Intent shall be executed by the parties.

    8. TERMINATION. If this Letter of Intent is executed and delivered by ESELCO, this Letter of Intent shall terminate: (a) in accordance with the provisions of Section 5(d) of this Letter of Intent; or (b) unless the definitive Merger Agreement on mutually acceptable terms is executed in accordance with Section 4(b) of this Letter of Intent.

    9. COUNTERPARTS. This Letter of Intent may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one agreement.

ESELCO, Inc.
Attention: William R. Gregory, President
 and Chief Executive Officer
March 24, 1997
Page 7

    If the foregoing correctly sets forth your intent and agreements, kindly signify by executing and returning the enclosed copy of this letter. I look forward to your prompt response.

                                       Very truly yours,

                                       WISCONSIN ENERGY CORPORATION

                                       By: /s/ Richard A. Abdoo
                                           ---------------------------
                                           Richard A. Abdoo, Chairman
                                           of the Board, President and
                                           Chief Executive Officer




               The foregoing letter correctly sets forth our intent concerning the Transaction and our agreement as to the terms of Sections 3(a), 3(c), 5 and 6.

               Dated:  March 24, 1997



                                  ESELCO, INC.


                                  By: /s/William R. Gregory
                                     ------------------------------
                                     William R. Gregory, President
                                     and Chief Executive Officer